Exhibit 10.2


   CIRCA PHARMACEUTICALS TO MERGE WITH WATSON PHARMACEUTICALS

     CORONA, Calif., March 30/PRNewswire/ -- Watson Pharmaceuticals Inc. (Nasdaq: WATS) and Circa Pharmaceuticals Inc. (AMEX: RXC) today announced that they have entered into a definitive merger agreement under which Circa will merge with a wholly owned subsidiary of Watson through an exchange of 0.86 shares of Watson for each share of Circa. Watson Pharmaceuticals will become the parent company of Circa following the merger.
The merger is expected to be accretive to Watson's 1995 per share earnings.

     Allen Chao, Ph.D., president and chief executive officer of Watson Pharmaceuticals stated, "Watson has a balanced strategy of focusing on the development, production and marketing of off-patent pharmaceutical products and proprietary drugs. This merger with Circa is an important step in furthering this strategy and positions the company for continued strong growth.

     "The merged companies will provide a revenue stream and product pipeline including niche off-patent pharmaceutical products, proprietary products, OTC products, income for the 50 percent ownership of Somerset Pharmaceuticals and royalty income from Dilacor XR. Our revenue stream and product pipeline immediately will become more diversified and proprietary," continued Dr. Chao.

     "Dr. Sharoky, with his experience in new drug development, will enhance the company's capabilities in expediting our development programs for proprietary products. We also gain critical mass through a combined cash balance of approximately $100 million and a virtually debt free balance sheet," concluded Dr. Chao.

     Melvin Sharoky, M.D., chief executive officer of Circa, added, "Our combination with Watson allows Circa's shareholders to immediately benefit from Watson's established presence in off-patent pharmaceuticals. The two companies complement each other technologically in the area of drug delivery systems with Watson's polymer-based drug delivery technology and Circa's gum technology."

     In 1994, Watson generated $87.1 million in revenue and $18.7 million in net income, or $1.05 per share. Circa's 1994 earnings were $17.3 million, or $0.79 per share. Currently, Watson manufactures a total of 62 dosage strengths representing 20 ethical drugs. Additionally, Watson has a total of seven Abbreviated New Drug Applications (ANDAs) pending at the Food and Drug Administration (FDA).

     Circa has a 50 percent interest in Somerset Pharmaceuticals which markets Eldepryl(R), used in the treatment of Parkinson's disease. Eldepryl(R) sales were $125 million in 1994. The Somerset pipeline includes an Eldepryl(R) transdermal patch in development for several neurological indications, as well as ipriflavone which is indicated for the treatment of osteoporosis. Circa receives a 20 percent royalty on the sales of Dilacor(TM) XR, marketed by Rhone-Poulenc Rorer Inc. for hypertension and angina. Dilacor(TM) XR sales were $128 million in 1994. The company's 20 percent royalty for 1995 and 1996 increases to 22 percent in 1997 through the year 2000. In addition, Circa has focused on sustained release and gum delivery systems, as well as proprietary product development.

     Under the proposed agreement, following the merger the Watson Pharmaceuticals board will be comprised of nine members including five current Watson board members, three current Circa board members and one member to be selected by Circa and approved by Watson. Dr. Sharoky will become the president of Watson, with responsibility for research and development, business development and the acquisition of new products. Dr. Chao will remain chief executive officer.

     The boards of directors of both companies have approved the transaction. The proposed transaction is subject to shareholder approval of both companies and may be terminated under certain circumstances including the trading of Watson common stock below an average price of $25 per share for the 20 business days ending prior to the 13th business day before the Shareholders' meetings, subject to Watson's right to increase the exchange ration. The merger is expected to be tax-free and will be accounted for as a pooling of interests. Circa has 21.7 million shares outstanding and Watson has 17.8 million shares outstanding.

     Circa Pharmaceuticals Inc., headquartered in Copiague, N.Y., manufactures and sells solid dosage prescription and over-the counter pharmaceuticals.

     Watson Pharmaceuticals Inc., headquartered in Corona, is engaged in the manufacture and sale of off-patent medications and the development of advanced drug delivery systems.

     CONTACT:  Doug Sherk, Suzanne Craig, or Lisa Laukkanen, 415-
296-7383, or Jill Ruja or Dave Faupel, 212-850-5600, all of
Morgen-Walke Associates; or Gwen Gerrick, director of Investor
Relations of Circa Pharmaceuticals, 516-842-8383.